Exhibit 99.1

CLAIRE’S STORES, INC. AND SUBSIDIARIES
FY 2002 CONSOLIDATED STATEMENTS OF INCOME (LOSS)
Adjusted to reflect Lux as a Discontinued Operation
(Unaudited, in thousands, except per share amounts)

	Q1 2002	Q2 2002	Q3 2002

Net sales	$212,876	$221,312	$204,139

Cost of sales, occupancy and buying expenses	106,678	127,009	106,630

Gross profit	106,198	94,303	97,509

Other expenses:

Selling, general & administrative	79,415	83,291	80,742

Depreciation and amortization	10,511	10,592	10,874

Interest expense, net	2,194	1,925	1,295

	92,120	95,807	92,911

Income (Loss) from continuing operations before income taxes	14,078	(1,504)	4,598

Income taxes (benefit)	5,012	(260)	1,636

Income from continuing operations	9,066	(1,244)	2,962

Loss from discontinued operations (less applicable income taxes of ($825), ($2,932) and ($365), respectively	1,318	4,683	582

Net loss from discontinued operations	1,318	4,683	582

Net income	$7,748	$(5,927)	$2,380

Net income (loss) per share:

Basic:

From continuing operations	$0.19	$(0.03)	$0.06

From discontinued operations	(0.03)	(0.10)	(0.01)

Net income	$0.16	$(0.12)	$0.05

Diluted:

From continuing operations	$0.19	$(0.03)	$0.06

From discontinued operations	(0.03)	(0.10)	(0.01)

Net income	$0.16	$(0.12)	$0.05

Weighted Avg. Number of Shares Outstanding:

Basic	48,669	48,671	48,671

Diluted	48,753	48,671	48,740

Claire's Stores, Inc.

Where getting ready is half the fun!

Safe Harbor Statement

Remarks made and slides used during this meeting may contain "forward-looking" statements that represent the company's expectations or beliefs with respect to future events. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. These factors include, without limitation, changes in consumer preferences for teen apparel and accessories, competition and economic conditions in North America, the United Kingdom, Europe and Japan. For further discussion, please refer to the company's most recent Form 10-Q and 10-K.

OVERVIEW

Flagship Store


claire's

Expanded Format for Older Teens


ICING
by claire's

What Sets Claire's Apart?

- Claire's Accessories has ALWAYS been profitable approximately 30 years
- Largest mall-based operator of fashion accessory stores in the world
- Global brand
- Positive cash flow even in a tough economy
- Strong balance sheet

Claire's Formula for Success

- World-wide sourcing initiatives
- Invested in prime real estate locations
- Extensive product research
- The right merchandise at the right price
- Two store concepts allow us to attract a larger demographic

Brands by Country

North America	International
• Claire's Accessories • Icing by Claire's	• Claire's UK • Claire's Europe • Claire's Japan

Worldwide : 2,879 Stores


Japan
99 Stores
USA
2,058 Stores
UK
413 Stores
Canada
166 Stores
Europe
143 Stores

STRATEGY

Strategic Initiatives for FY 03

- Domestic and international expansion
- Continue to build two brand names capitalizing on Claire's as a world brand
- Improve customer service and store presentation
- Emphasize Claire's as a destination for value

Target Teens – Ages 9-20

- Why?
  - Over 31.6 million teens aged 12-19 in United States alone
  - Enormous disposable income
    - Over $155 billion spent in 2000
    - Teen spending increased 1.3 percent over 1999
    - The average junior spends $84 per week
    - Teens spend $57 of their own money and $27 of their parents money per week

* Accessories Magazine

Projected Store Openings - FY 2003



UK: 45
Europe: 50
N.A. Claire's 50
N.A. Icing by Claire's 5
Total: 150

Future New Opportunities in N. A.

North America	
Claire's:	200
The Icing:	400
Total:	600



Future New Opportunities


Japan
Claire's Accessories: 400

Future New Opportunities in Europe

UK	70
Ireland	10
Switzerland	15
Austria	15
Germany	400
France	340
Total	850



Future New Opportunities Worldwide



Total 1,850

This only includes countries where we currently have a presence

OPERATIONS

Claire's North America



- 1,635 stores in N.A.
- Average store size: 1,000 s.f.
- Merchandise mix: 80% Imported
- New GMM hired for FY 03
- Focus on value and selection

Claire's Initiatives for FY 03

- Make "newness" our mantra by constantly testing
- reacting quickly to positive tests to translate to key business drivers
- Ensure key drivers in all departments to drive overall business not just one hot item!
- Looking at all components of product costs to improve IMUs

Merchandising

- Superior product sourcing allows us to offer the right product at the right price!
- Continuous testing of new products across all departments
- More than 10,000 SKU's
- Premium vendor relations

Icing by Claire's



ICING
by claire's

- Average store size: 1132 s.f.
- New prototype design
- New leadership in place
- New merchandise well received
- Change store name plates as leases come up for renewal
- New carding and store signage a success!

Icing by Claire's Initiatives for FY 03


ICING
by claire's

- Positive same store sales
- Viable growth vehicle for Claire's
- Continue to train buying team
- Differentiate from Claire's
  - target 16-26 year olds
  - plan merchandise around fashion trends
  - make the store feel more like a boutique with product stories

Differentiating Claire's & Icing

- Claire's targets a more main stream customer
- Icing by Claire's targets the more fashion forward sophisticated customer
- Merchandise by taste rather than age to capitalize on larger demographic
- Building two distinct brand images

Marketing

- Claire's is THE source for national teen magazine editorials on accessories
- Distinct brand images for each store
- Sales driven store layouts using plan-o-gram
  - –give stores consistent look
  - –maximizes merchandise presentation

Teen Survey

- **Leading Teen Magazine survey found:**
  - **100%** of teens knew Claire's
  - **99%** choose Claire's as their favorite accessory store
  - **90%** had shopped at Claire's 4 times in the last month

Claire's Europe



- 556 Stores
- Average store size: 650 square feet
- Merchandise Mix: 70% Imported
- Distribution centers in UK, Switzerland and Austria
- Better operating margins than North America
- Future growth for Claire's

Claire's Japan



- 99 Stores
- 50/50 joint venture with Jusco
- Average store size: 650 square feet
- Profitable subsidiary

Distribution - N.A.

- Centralized outside Chicago
- Facility enlarged to 540,000 square feet
- State of the art Put-to-Light system
- Can handle up to 6,000 stores
- Shipments to stores on daily basis
- Merchandise received and shipped to stores on same day!

FINANCIALS

Financial Strength

- Strong balance sheet
- Great cash flow even in tough years
- Low debt to equity ratio
- Ability to react quickly to economic trends

Financial Goals for FY 2003

- Manage inventory levels conservatively
- Continue to control expenses
- Control promotional activity
- Although sales is a key driver, controlling inventories and maximizing profit is just as important!

Guidance for FY 2003

- Positive same store sales increases

  (3-4) percent in first half
  +1-3 percent in the second half
  +1 percent for the year

- Gross Margins to improve by approximately

  250 bps

Guidance for FY 2003 (cont.)

- EPS to increase to $1.04 for FY 03
  1st quarter - $0.12 vs $0.19*
- Capital expenditures will approximate
  $40-45 million
- Free cash flow to total approximately
  $85 million

*From Continuing Operations after giving effect to the discontinuance of Lux Corporation

Fiscal 2003 Guidance
Represents only Continuing Operations

	Full Year	1st Quarter
Net Sales	915 million	208 million
Gross Margin	50.8% 464.5 million	48.6% 101 million
Selling, General & Administrative Expenses	347.5 million	82.7million
Depreciation	36.8 million	9 million
Interest	2.2 million	.6 million

Fiscal 2003 Guidance (cont.)

Represents only Continuing Operations

	Full Year	1st Quarter
Pre-tax Earnings	78 million	9 million
Taxes	27.3 million	3.15 million
Net Income	50.7 million	5.85 million
EPS per diluted share	$1.04	$0.12
Number of shares	49 million	49 million

Thank you